AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into this 21st day of September, 2001, by and between Pollution Research and Control Corp., a California corporation ("PRCC"), 506 Paula Avenue, Glendale, California 91201, and Astor Capital, Inc., a California corporation ("Astor Capital"), 9300 Wilshire Boulevard, Suite #308, Beverly Hills, California 90212.

                                    RECITALS:

     WHEREAS, in order to fulfill its fiduciary responsibilities to its shareholders and the holders of its outstanding convertible debentures, PRCC desires to take the following actions:

     A. Divest itself of "control" of Dasibi by "spinning-off" 85% of the outstanding shares of common stock of Dasibi to the shareholders of PRCC.

     B. Cause the current directors and executive officers of PRCC to resign their positions with PRCC and elect the individuals designated by Astor Capital to replace them as directors of PRCC.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants, agreements, representations and warranties set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Spin-Off of Dasibi. PRCC and the current Board of Directors of PRCC agree to take all action required or appropriate to distribute a total of 4,660,000 restricted shares of common stock, no par value per share (the "Dasibi Common Stock"), of Dasibi pro rata to the shareholders holding "free-trading" shares of common stock, no par value per share (the "PRCC Common Stock"), of PRCC on the record date determined by the Board of Directors of PRCC (the "Record Date"), and a total of 1,570,000 restricted shares of Dasibi Common Stock pro rata to the shareholders holding restricted shares of PRCC Common Stock issued prior to September 20, 2001. This action shall include, but not be limited to, effecting a forward split in the then outstanding shares of Dasibi Common Stock such that a sufficient number of shares of Dasibi Common Stock is available to accomplish the distribution. The parties agree that PRCC shall retain 1,100,000 restricted shares of Dasibi Common Stock immediately following the distribution. The total number of restricted shares of Dasibi Common Stock subject to this section to be distributed to the shareholders of PRCC designated herein (6,230,000 share) or retained by PRCC (1,100,000 shares) is 7,330,000 shares.

2. Change in Management. PRCC agrees to cause the directors and executive officers of PRCC on the date of this Agreement to submit their resignations from these positions to be effective as of the Record Date. Prior to resigning, Mr. Donald R. Ford, as the last remaining director of PRCC, shall cause the individual(s) designated by Astor Capital to be elected to replace the directors resigning and, if necessary, cause the size of the Board of Directors of PRCC to be increased and the individual(s) designated by Astor Capital to be elected to fill the vacancy or vacancies caused by the increase in the size of the Board of Directors.

3. Dilution. If, prior to the Record Date, PRCC shall issue any shares of PRCC Common Stock in excess of the number of outstanding shares of PRCC Common Stock on the date of this Agreement that do not increase or maintain the asset value per share of PRCC Common Stock on the date of the Closing, then, and in that event, the 1,100,000 shares of Dasibi Common Stock to be retained by PRCC in accordance with the provisions of section 2 above shall be reduced in the amount of the percentage of dilution suffered by PRCC.

4. Closing. The transactions contemplated by this Agreement shall be effectuated at a closing (the "Closing") that shall occur at the offices of PRCC, 506 Paula Avenue, Glendale, California, not later than Monday, September 24, 2001. At the Closing, as conditions thereto, PRCC shall cause the following to be delivered:

          a. To Patricia Cudd, Esq., as escrow agent to be held in escrow, three
     (3) stock certificates in the amounts of 4,660,000, 1,570,000 and 1,100,000 restricted shares, respectively, of Dasibi Common Stock, each in the name of "Patricia Cudd, Esq., Escrow Agent" to be distributed in accordance with the provisions of section 1 above.

          b. To Astor Capital, letters of resignation of the directors and executive officers of PRCC described in section 2 above.

5. Representations and Warranties of PRCC.

          a. Organization and Corporate Power. PRCC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon PRCC. PRCC has all requisite corporate power and authority to conduct its business as now being conducted and to own the personal property that it now owns. The Articles of Incorporation of PRCC, as amended to date, and the Bylaws of PRCC, copies of which have been delivered to Astor Capital, are true and complete copies thereof as in effect as of the date of this Agreement.

          b. Authorization. PRCC has full power, legal capacity and authority to enter into this Agreement and all attendant documents and instruments necessary to consummate the transactions herein contemplated; to distribute the shares of Dasibi Common Stock to the shareholders of PRCC in accordance with the provisions of section 1. above; and to perform all of the obligations to be performed by PRCC hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith by PRCC have been duly executed and delivered by PRCC, and no other corporate proceedings on the part of PRCC are required to authorize the execution and delivery of this Agreement, such other agreements, documents and instruments and the transactions contemplated hereby. This Agreement and such other agreements, documents and instruments have been duly executed and delivered by PRCC; constitute the legal, valid and binding obligation of PRCC; and are enforceable with respect to PRCC in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, the consummation by PRCC of any of the transactions contemplated hereby nor the compliance by PRCC with any of the provisions hereof will (i) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limiation, any of PRCC's charter document) to which PRCC is a party or by which PRCC or any of the assets or properties of PRCC may be bound or (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to PRCC or any of the assets or properties of PRCC. To the best knowledge of PRCC, no authorization, consent or approval of any public body or authority is necessary for the consummation by PRCC of the transactions contemplated by this Agreement.

          c. Compliance with Laws. To the best knowledge of PRCC, PRCC holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted, and has complied with all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it, with respect to any part of the conduct of its business and corporate affairs.

          d. Disclosure. Neither this Agreement, nor any certificate, exhibit or other written document or statement, furnished to Astor Capital by PRCC in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

6. Representations and Warranties of Astor Capital.

          a. Authorization. Astor Capital has full power, legal capacity and authority to enter into this Agreement and all attendant documents and instruments necessary to consummate the transactions herein contemplated as agent for the following holders of outstanding convertible debentures of PRCC in the aggregate face amount of $2,270,000: Brittanica Associates Limited, Target Growth Fund, IIG Equities Opportunities Fund Ltd., Joseph Chazanow, Chris Briggs, JRT Holdings, Cristobal Garcia, George T. Heisel, Jr., Chritopher Mehringer and Robert Del Guercio; to distribute the shares of Dasibi Common Stock to the shareholders of Astor Capital in accordance with the provisions of section 1. above; and to perform all of the obligations to be performed by Astor Capital hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith by Astor Capital have been duly executed and delivered by Astor Capital, and no other corporate proceedings on the part of Astor Capital are required to authorize the execution and delivery of this Agreement, such other agreements, documents and instruments and the transactions contemplated hereby. This Agreement and such other agreements, documents and instruments have been duly executed and delivered by Astor Capital; constitute the legal, valid and binding obligation of Astor Capital; and are enforceable with respect to Astor Capital in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. To the best knowledge of Astor Capital, no authorization, consent or approval of any public body or authority is necessary for the consummation by Astor Capital of the transactions contemplated by this Agreement.

          b. Disclosure. Neither this Agreement, nor any certificate, exhibit or other written document or statement, furnished to PRCC by Astor Capital in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

7. Indemnification.

          a. Astor hereby agrees to indemnify and hold harmless each of the executive officers and directors of PRCC on the Record Date with respect to any and all claims, losses, damages, obligations, liabilities and expenses, including, without limitation, reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions, which any such individual may incur or suffer following the Closing by reason of any breach of any of the representations and warranties of Astor Capital contained herein.

          b. PRCC hereby agrees to indemnify and hold harmless each of the executive officers and directors of Astor Capital on the Record Date with respect to any and all claims, losses, damages, obligations, liabilities and expenses, including, without limitation, reasonable legal and other costs and expenses of investigating and defending any actions or threatened actions, which any such individual may incur or suffer following the Closing by reason of any breach of any of the representations and warranties of PRCC contained herein.

8.       Miscellaneous.

          a. Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments and take such other and further actions as may be reasonably requested of it for the implementation and consummation of this Agreement and the transactions herein contemplated.

          b. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

          c. Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

          d. Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

               (i) If to PRCC, to:

                           Pollution Research and Control Corp.
                           506 Paula Avenue
                           Glendale, California  91201

               (ii) If to Astor Capital, to:

                           Astor Capital, Inc.
                           9300 Wilshire Boulevard, Suite #308
                           Beverly Hills, California  90212

     Either party hereto may change its address by written notice to the other party given in accordance with this section 5d.

          e. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party or anyone acting with authority on behalf of either party that are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither the Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by both parties hereto.

          f. Headings. The captions and headings used herein are for convenience only and shall not be construed as part of this Agreement

          g. Attorneys' Fees. In the event of any litigation between the parties hereo, the non-prevailing party or parties shall pay the reasonable expenses, including but not limited to the attorneys' fees, of the prevailing party in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


POLLUTION RESEARCH AND                             ASTOR CAPITAL, INC.
CONTROL CORP.


By: /s/ Albert E. Gosselin                         By: /s/ Jacques Tizabi
    -----------------------                            -------------------------
    Albert E. Gosselin, Jr., President                 Jacques Tizabi, President



By: /s/ Donald R. Ford                             By: /s/ Ali Moussavi
    -----------------------                            -------------------------
    Donald R. Ford, Chief Financial                    Ali Moussavi, Secretary
    Officer